Exhibit 99.1

F45 Training and Crescent Acquisition Corp Mutually Agree to Terminate Business Combination Agreement

Los Angeles, CA, October 6, 2020— Crescent Acquisition Corp (“CAC” or the “Company”), a publicly-traded special purpose acquisition company, together with F45 Training Holdings Inc. (“F45”), one of the fastest-growing fitness franchisors in the world, jointly announced today the termination of their previously announced business combination agreement. The termination is effective October 5, 2020.

“While we remain optimistic about the current performance and long-term growth prospects of F45, the prolonged uncertainty around the pandemic has challenged our ability to successfully complete the business combination,” Robert Beyer, Executive Chairman, and Todd Purdy, CEO, said jointly.

“Despite our best efforts to finalize this transaction, we ultimately concluded that approaching the public markets at this time was not the right option for F45,” said F45 CEO Adam Gilchrist. “That said, we are very pleased with our recent business performance, and have seen strong member re-engagement to almost pre-COVID levels. Our business remains resilient and strong and we look forward to continuing to serve and support our members and franchisees.”

About Crescent Acquisition Corp

Crescent Acquisition Corp is a Special Purpose Acquisition Company formed by formed by Crescent Capital Group LP, Robert D. Beyer and Todd M. Purdy for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

About F45 Training

Founded in 2013, F45 is a unique team training workout unlike any other. The workout merges three separate leading-edge fitness training styles – high-intensity interval training (HIIT), circuit training, and functional training – into one, consummate and compelling group training experience for its members. This fusion has led to the development of unique 45-minute workout experiences, with new workouts consistently under development by the F45 Athletics Department. F45 Training’s daily workouts vary the amount of exercise stations, the work time/rest time ratio, and the number of repetitions through a daily exercise circuit. This provides a challenging—and ever-changing—workout for its clientele. This combination of interval, cardiovascular, and strength training has been proven to be the most effective workout method for burning fat and building lean muscle, according to leading exercise physiology studies. The company was recently ranked on Entrepreneur’s Franchise 500 as well as Entrepreneur’s Fastest-Growing Franchises of 2019.

About Crescent Capital

Crescent Capital Group LP, founded in 1991, is a global investment manager with approximately $28 billion of assets under management as of March 31, 2020. Crescent Capital is headquartered in Los Angeles with offices in New York, Boston, and London. For more information about Crescent Capital, visit www.crescentcap.com.

Investor Contact:

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249

Media Contacts:

For Crescent Acquisition Corp:

Bill Mendel

Mendel Communications

Bill@mendelcommunications.com

For F45:

Leah Polito / Chloe Clifford

Sard Verbinnen & Co

F45-SVC@sardverb.com